REGISTRATION NO. 333-58865
                                                FILED PURSUANT TO RULE 424(B)(3)
PROSPECTUS


                              291,666 COMMON SHARES

                    THE FIRST AMERICAN FINANCIAL CORPORATION

          This Prospectus relates to the public offering and sale of up to 291,666 Common shares, $1.00 par value (the "Shares"), of The First American Financial Corporation (the "Company"), by certain shareholders of the Company identified herein under the caption "Selling Shareholders" or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (collectively, the "Selling Shareholders"). The Company will receive no part of the proceeds of such sales. The Shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         The Shares may be offered by the Selling Shareholders from time to time in one or more transactions on the New York Stock Exchange, in negotiated transactions or otherwise. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Shareholders" and "Plan of Distribution."

         The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

         The Company has informed the Selling Shareholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to the public offering and sale of the Shares included in this Prospectus. The Company also has advised the Selling Shareholders of the requirements for delivery of this Prospectus in connection with any sale of the Shares.

          THE SHARES ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "FAF." ON JULY 22, 1998, THE CLOSING PRICE OF THE SHARES ON THE NEW YORK STOCK EXCHANGE WAS $37.875 PER SHARE.

         SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS BEFORE MAKING AN INVESTMENT IN THE SHARES.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JULY 31, 1998.

(inside cover page)
                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company. In addition, such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Shares listed.

         This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. For further information concerning the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith which may be obtained at the Commission's offices whose addresses are listed above. The Registration Statement has been filed electronically and may be obtained at the Commission's Web site listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents listed in (1), (2), (3), (4), (5), (6), (7), (8), (9) and
(10) below are incorporated by reference in this Prospectus, and all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

(inside cover page continued)

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

     (3)  The Company's Report on Form 8-K dated January 23, 1998.

     (4)  The Company's Report on Form 8-K dated January 27, 1998.

     (5)  The Company's Report on Form 8-K dated March 18, 1998.

     (6)  The Company's Report on Form 8-K dated March 31, 1998.

     (7)  The Company's Report on Form 8-K dated April 7, 1998.

     (8)  The Company's Report on Form 8-K dated June 26, 1998.

     (9) The description of the Shares contained in the Company's Registration Statement on Form 8-A registering its Common shares, par value $1.00 per share, under Section 12(b) of the Exchange Act, dated November 19, 1993.

     (10) The description of certain Rights to Purchase Series A Junior Participating Preferred Shares which may be transferred with the Company's Common shares, which description is contained in the Company's Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, dated November 7, 1997.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON FIVE BUSINESS DAYS' WRITTEN OR ORAL REQUEST OF MARK R ARNESEN, VICE PRESIDENT AND SECRETARY, THE FIRST AMERICAN FINANCIAL CORPORATION, 114 EAST FIFTH STREET, SANTA ANA, CALIFORNIA 92701-4642; TELEPHONE NUMBER (714) 558-3211.

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                           FORWARD-LOOKING STATEMENTS

         Except for historical information contained in this Prospectus and in the documents incorporated in this Prospectus by reference, the matters discussed herein and therein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward- looking statements, including, without limitation, the effect of economic conditions, interest rates, market demand, competition and other risks detailed herein and in the Company's other filings with the Commission.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, investors should consider carefully the following risk factors before making an investment in the Shares. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 21E(i)(1) of the Exchange Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement. See "Forward-Looking Statements."

VOLATILITY OF SHARE PRICE

         The market price of the Shares could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. Regulatory changes, developments in the real estate services industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Shares.

CYCLICAL NATURE OF REAL ESTATE MARKET

         Substantially all of the Company's title insurance, tax monitoring, credit reporting, flood zone determination and property information business results from resales and refinancings of real estate, including residential and commercial properties, and from the construction and sale of new properties. The Company's home warranty business results from residential resales and does not benefit from refinancings or commercial transactions. Resales and refinancings of residential properties constitute the major source of the Company's revenues. Real estate activity is cyclical in nature and is affected greatly by the cost and availability of long term mortgage funds. Real estate activity and, in turn, the Company's revenue base, can be adversely affected during periods of high interest rates and/or limited money supply. However, this adverse effect is mitigated in part by the continuing diversification of the Company's operations into areas outside of its traditional title insurance business.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

         As a key component of its growth strategy, the Company has pursued and is pursuing acquisitions in the real estate-related financial services industry. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's financial position and operating results. The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired businesses into the Company. This process may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. No assurance can be given that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that recent acquisitions or future acquisitions, if completed, will be successful.

DEPENDENCE ON KEY PERSONNEL

         The success of the Company is dependent upon the continued services of the Company's senior management, particularly its President, Parker S. Kennedy, its Chairman and Director, D.P. Kennedy, and its Executive Vice President and Chief Financial Officer, Thomas A. Klemens. The loss of the services of any of these individuals could have a material adverse effect on the Company's financial position and results of operations. The Company's success also depends on its ability to attract and retain other highly qualified managerial personnel.

YEAR 2000 COSTS

         Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment at a substantial cost to the Company. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's operations.

GOVERNMENT REGULATION

         The title insurance industry is subject to extensive governmental regulation. Applicable laws and their interpretation vary from state to state and are enforced with broad discretion. There can be no assurance that any review of the Company's operations and business relationships by courts or other regulatory authorities will not result in determinations that could adversely affect the Company or that the regulatory environment will not change to restrict the Company's existing or future operations.


                                 USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

         The following table sets forth as of the date of this Prospectus, the name of each of the Selling Shareholders, the number of Shares that each such Selling Shareholder owns as of such date, the number of Shares owned by each Selling Shareholder that may be offered for sale from time to time by this Prospectus, the number of Shares to be held by each such Selling Shareholder assuming the sale of all the Shares offered hereby and, by footnote, any position or office held or material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of Shares. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth therein.




-------------------------------------- --------------------------------- ---------------- -------------------------------
                                                                            NUMBER OF
                                                                          SHARES TO BE        SHARES OWNED OF RECORD
                                            SHARES OWNED OF RECORD         OFFERED FOR        AFTER COMPLETION OF THE
                                            PRIOR TO THE OFFERING          THE SELLING               OFFERING
                                                                          SHAREHOLDER'S
NAME OF  SELLING SHAREHOLDER               NUMBER         PERCENTAGE         ACCOUNT         NUMBER         PERCENTAGE
-------------------------------------- --------------------------------- ---------------- -------------------------------

Kevin Burke (1)                            112,758             *             112,758             0              0.00%


Debra S. Collins (2)                       121,858             *             121,858             0              0.00%


Lloyd Booth (3)                             57,050             *              57,050             0              0.00%

-------------------------------------
*        Less than one percent.

(1)  Mr. Burke was the  President of SMT,  Inc., a Member of ShadowNet  Mortgage
     Technologies,   LLC  ("ShadowNet")   which  is  an  indirect   wholly-owned
     subsidiary of the Company.

(2) Ms. Collins was the President of ShadowNet, an indirect wholly-owned subsidiary of the Company. Ms. Collins is an Executive Vice President and Chief Operating Officer of First American Nationwide Documents, L.P. ("Nationwide") which is an indirect partially-owned subsidiary of the Company.

(3) Mr. Booth was an Executive Vice President of ShadowNet. Mr. Booth is a Senior Vice President and Chief Information Officer of Nationwide.

                              PLAN OF DISTRIBUTION

         The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and price of each sale. The Selling Shareholders may sell the Shares being offered hereby on the New York Stock Exchange, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The Shares may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;
(c) a distribution  in accordance with the rules of the New York Stock Exchange;
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

         In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Shares short and deliver the Shares offered hereby to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this Prospectus.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholder and/or purchasers of the Shares offered hereby (and, if it acts as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with the Selling Shareholder to sell a specified number of Shares at a stipulated price per Share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to, or receive from the purchasers of such Shares commissions computed as described above.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only though registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re- allowed or paid to any dealer, and the proposed selling price to the public.

         The Company has agreed with the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the first to occur of (i) June 26, 1999 and (ii) such time as all of Shares offered by the Selling Shareholders listed above have been sold. The Company intends to de-register any of the Shares not sold by the Selling Shareholders by June 26, 1999.

                                  LEGAL MATTERS

          The validity of the Shares offered hereby will be passed upon for the Company by White & Case LLP, Los Angeles, California.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     * * *

(outside back cover page)                                Prospectus

NO  PERSON  HAS  BEEN  AUTHORIZED  TO
GIVE ANY  INFORMATION  OR TO MAKE ANY
REPRESENTATION   NOT   CONTAINED   OR
INCORPORATED  BY  REFERENCE  IN  THIS
PROSPECTUS,  AND,  IF  GIVEN OR MADE,              291,666 COMMON SHARES
SUCH  INFORMATION  OR  REPRESENTATION
MUST  NOT BE  RELIED  UPON AS  HAVING
BEEN   AUTHORIZED.   THIS  PROSPECTUS
DOES  NOT   CONSTITUTE  AN  OFFER  TO
SELL,  OR  THE   SOLICITATION  OF  AN
OFFER TO BUY,  ANY  SECURITIES  OTHER                THE FIRST AMERICAN
THAN  THE   SECURITIES  TO  WHICH  IT               FINANCIAL CORPORATION
RELATES,  OR ANY OFFER TO SELL OR THE
SOLICITATION  OF AN OFFER TO BUY SUCH
SECURITIES,  IN ANY  CIRCUMSTANCES IN
WHICH SUCH OFFER OR  SOLICITATION  IS
UNLAWFUL.  NEITHER  THE  DELIVERY  OF
THIS  PROSPECTUS  NOR  ANY  OFFER  OR
SALE MADE HEREUNDER SHALL,  UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT  THERE  HAS BEEN  NO  CHANGE  IN
THE  AFFAIRS OF THE COMPANY SINCE THE
DATE HEREOF OR THAT  THE  INFORMATION
CONTAINED   HEREIN   IS CORRECT AS OF
ANY TIME  SUBSEQUENT TO ITS DATE.


      __________________                             Dated July 31, 1998

TABLE OF CONTENTS

Available Information..........   (i)
Incorporation of Documents by
  Reference....................   (i)
Forward-Looking Statements..... (iii)
Risk Factors...................     1
Use of Proceeds................     2
Selling Shareholders...........     3
Plan of Distribution...........     4
Legal Matters..................     5
Experts........................     5